Exhibit 10.51

NAMED EXECUTIVE OFFICER COMPENSATION DETERMINATIONS

2014 Named Executive Officer Compensation Determinations

The following is a description of certain compensation decisions made in 2014 by the Pepco Holdings, Inc. (PHI) Board of Directors (the Board) and/or the Compensation/Human Resources Committee of the Board (the Committee) with respect to compensation to be earned or payable in 2014 to (i) persons set forth in the first table below who are identified as named executive officers (each, a Named Executive Officer) in the Summary Compensation Table in PHI’s proxy statement for its 2013 Annual Meeting of Stockholders (the 2013 Proxy Statement), and (ii) one executive officer of PHI who was not identified as a named executive officer in the 2013 Proxy Statement but who is anticipated to be identified as a named executive officer of PHI in PHI’s proxy statement for its 2014 Annual Meeting of Stockholders.

As to each Named Executive Officer listed in the table immediately below, the compensation decisions consisted of (i) the establishment of annual base salary for 2014; (ii) the establishment of the Named Executive Officer’s 2014 annual cash incentive award opportunities under the Amended and Restated Executive Incentive Compensation Plan (the EICP); and (iii) the grant of long-term restricted stock unit (RSU) awards under the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan (the LTIP). In addition, with respect to Joseph M. Rigby, PHI’s Chairman of the Board, President and Chief Executive Officer, the performance goals for a performance-based RSU award pursuant to the terms of his employment agreement were established in February 2014, as discussed below.

				LTIP Awards (2)
Named Executive Officer	Title	2014 Annual Base Salary	Target 2014 Annual Cash EICP Award Opportunity as a Percentage of Annual Base Salary (1)	Performance-Based RSU Awards (# of RSUs) (3)
				Threshold	Target	Maximum	Time-Based RSU Award (# of RSUs) (4)
Joseph M. Rigby (5)	Chairman of the Board, President and Chief Executive Officer	$1,015,000	100%	22,317	89,270	178,540	44,635
David M. Velazquez	Executive Vice President	$534,000	60%	5,871	23,482	46,964	11,741
Frederick J. Boyle	Senior Vice President and Chief Financial Officer	$500,000	60%	5,497	21,987	43,974	10,993
Kevin C. Fitzgerald (5)	Executive Vice President and General Counsel	$550,000	60%	6,047	24,186	48,372	12,093

(1)	Each executive may earn a cash incentive award of up to 180% (subject to the exercise of negative discretion as described below) of his target award opportunity under the EICP as determined by the Committee, depending on the extent to which the pre-established performance goals are achieved. See “Amended and Restated Executive Incentive Compensation Plan” below for a discussion of 2014 performance goals.

(2)	The shares of PHI common stock, $.01 par value per share (Common Stock), underlying performance-based and time-based RSU awards in the aggregate had a fair market value on the date of grant equal to the following percentage of the Named Executive Officer’s 2014 annual base salary: 250% for Mr. Rigby and 125% for each of Messrs. Velazquez, Boyle and Fitzgerald.

(3)	See “2014 LTIP Awards — Performance-Based RSU Awards” below for a description of the annual performance-based RSU awards granted under the LTIP.

(4)	See “2014 LTIP Awards — Time-Based RSU Awards” below for a description of the annual time-based RSU awards granted under the LTIP.

(5)	In addition to the awards listed in the table above, in February 2014, Mr. Rigby received, and Mr. Fitzgerald is eligible to receive, a performance-based RSU award pursuant to the terms of his employment agreement. Each such award has or will have a performance period beginning on January 1, 2014 and ending on December 31, 2014 and which will vest: (i) if the executive remains continuously employed by PHI during the performance period and (ii) to the extent that performance goals (described below) with respect to such performance period are met. Mr. Fitzgerald also received in 2014 a $15,000 non-base adjustment in cash with respect to his performance in 2013.

As to the executive officer of PHI listed in the table immediately below, the compensation decisions consisted of (i) the establishment of annual base salary for 2014; (ii) the establishment of a 2014 annual cash incentive award opportunity under the EICP; and (iii) the grant of long-term RSU awards under the LTIP.

				LTIP Awards (2)
Executive Officer	Title	2014 Annual Base Salary	Target 2014 Annual Cash EICP Award Opportunity as a Percentage of Annual Base Salary (1)	Performance-Based RSU Award (# of RSUs) (3)
				Threshold	Target	Maximum	Time-Based RSU Award (# of RSUs) (4)
John U. Huffman	President, Pepco Energy Services, Inc.	$388,000	60%	3,412	13,649	27,298	6,824

(1)	Mr. Huffman may earn a cash incentive award of up to 180% (subject to the exercise of negative discretion as described below) of his target award opportunity under the EICP as determined by the Committee, depending on the extent to which the pre-established performance goals are achieved. See “Amended and Restated Executive Incentive Compensation Plan” below for 2014 performance goals.

(2)	The shares of Common Stock underlying performance-based and time-based RSU awards in the aggregate had a market value on the date of grant equal to 100% of Mr. Huffman’s 2014 annual base salary.

(3)	See “2014 LTIP Awards — Performance-Based RSU Awards” below for a description of the performance-based RSU award issued under the LTIP.

(4)	See “2014 LTIP Awards — Time-Based RSU Awards” below for a description of the time-based RSU award issued under the LTIP.

Amended and Restated Executive Incentive Compensation Plan

Each of the executives listed in the tables above is a participant in the EICP. On February 27, 2014, the Committee established the following performance goals to be used for the determination of 2014 EICP awards for each of the executives named below:

•	Messrs. Rigby, Boyle and Fitzgerald: (1) net earnings per share, (2) electric system reliability, (3) customer satisfaction, (4) diversity, and (5) safety.
•	Mr. Velazquez: (1) Power Delivery earnings per share (excluding certain items), (2) core capital expenditures, compared to budget (excluding certain items), (3) operation and maintenance spending, compared to budget, (4) compliance results, (5) electric system reliability, (6) customer satisfaction, (7) diversity, and (8) safety.
•	Mr. Huffman: (1) Pepco Energy Services’ net income (excluding power plants), (2) performance of Pepco Energy Services’ energy savings performance contracting business, (3) net income from power plants, (4) performance of Pepco Energy Services’ undergrounding transmission and distribution business, (5) diversity, and (6) safety.

The payment of awards under the EICP to each of these PHI executives is also conditioned upon the achievement by PHI of specified threshold earnings requirements in order for an EICP award to be paid to the executive, regardless of the extent to which the other performance goals may be achieved. The EICP award opportunities discussed in the tables above do not reflect any discretion by the Compensation Committee under the terms of the EICP to increase or reduce an award by up to 30% (subject to compliance with Section 162(m) of the Internal Revenue Code of 1986 (the Code)).

2014 LTIP Awards

The Committee has granted awards of performance-based RSUs and time-based RSUs under the LTIP with respect to the 2014 to 2016 performance/retention cycle. Participants in the LTIP are key employees and officers of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Committee, as well as non-management directors of PHI, including each of the persons listed in the tables above. Subject to the terms and conditions of each RSU award, each RSU represents a contractual right to receive one share of Common Stock at the end of the restriction or performance period. When a dividend is paid on the Common Stock, the award is credited with additional RSUs equal to the number of RSUs subject to such award multiplied by the per share cash dividend, divided by the then current market price of a share of Common Stock. Additional RSUs credited as dividend equivalents will vest only to the extent the underlying RSUs vest.

Performance-Based RSU Awards

A performance-based RSU award accounts for two-thirds of an executive’s aggregate 2014 equity award under the LTIP. Depending on the extent to which the pre-established performance goal, which is based on PHI’s total shareholder return relative to a PHI-selected group of peer companies (the 2014 Utility Peer Group) over a three-year period beginning on January 1, 2014 and ending on December 31, 2016, has been met, an amount of each award ranging from 25% to 200% of the target number of RSUs (including dividend equivalents credited in the form of additional RSUs) subject to the award may vest. If during the course of the three-year performance period, a significant event occurs, as determined in the discretion of the Committee, which the Committee expects to have a substantial effect on total shareholder return during the period, the Committee may revise such measures, other than with respect to awards to “covered employees” subject to Section 162(m) of the Code. No adjustment shall be made that causes an award to fail to comply with Section 162(m) of the Code. Vesting amounts related to threshold (representing 25% of the target award opportunity), target and maximum (representing 200% of the target award opportunity), with respect to each performance-based award of RSUs for each executive, are shown in the tables above.

Subject to certain exceptions provided for in the LTIP and/or in the award agreement (or, with respect to Mr. Rigby, his employment agreement), performance-based awards are subject to forfeiture if (i) the employment of the executive terminates before the end of the three-year performance period or (ii) the performance goal has not been achieved as of the end of the three-year performance period.

Time-Based RSU Awards

Each executive listed above has received a grant of time-based RSUs, which accounts for one-third of the executive’s aggregate 2014 equity award under the LTIP. Subject to certain exceptions provided for in the LTIP or in the award agreement (or, with respect to Mr. Rigby, his employment agreement), time-based RSUs are subject to forfeiture if the employment of the executive terminates prior to the third anniversary of the date of grant.

Performance-Based RSU Awards Pursuant to Employment Agreements

Mr. Rigby

Pursuant to the terms of his employment agreement with PHI, Mr. Rigby is entitled to receive a series of three annual performance-based awards of 36,945 RSUs, each granted under the LTIP, over the three-year term of his employment agreement. Each award will have a performance period that begins on January 1 and ends on December 31. Each award will vest if Mr. Rigby remains continuously employed with PHI during the related performance period and to the extent that the Committee determines that the performance goals established for that performance period have been met. The performance goals for each award are established on or as soon as practicable after the beginning of each performance period, but no later than 90 days after such date. The performance goals established by the Committee in February 2014 with respect to Mr. Rigby’s 2014 performance-based award under his employment agreement are as follows:

•	Reliability of electric service to customers (20% weight);
•	Residential customer satisfaction (15% weight);
•	Achievement of at least the mid-point of PHI’s 2014 earnings guidance range (15% weight); and
•	Achievement of total shareholder return relative to 2014 Utility Peer Group based on measurement period from January 1, 2014 to December 31, 2014 (50% weight).

Mr. Fitzgerald

Pursuant to the terms of his employment agreement with PHI, Mr. Fitzgerald is entitled to receive a series of three annual performance-based awards, each granted under the LTIP, over the three-year term of his employment agreement. Each award will have a performance period that begins on January 1 and ends on December 31. The awards will consist of a number of RSUs to be determined by dividing $166,666.67 by the closing price of a share of Common Stock on the last trading day immediately preceding the first day of the performance period. These awards will vest if Mr. Fitzgerald remains continuously employed with PHI during each annual performance period and to the extent that the Committee determines that the performance goals established for the performance period covered by the award have been met. The performance goals for each award will be established on or as soon as practicable after the beginning of each performance period, but no later than 90 days after such date, from among the performance criteria set forth in the LTIP.